FOR IMMEDIATE RELEASE

THE CHILDREN’S PLACE RETAIL STORES, INC. REPORTS JUNE SALES

Secaucus, New Jersey – July 9, 2009 – The Children’s Place Retail Stores, Inc. (Nasdaq: PLCE) today announced net sales of $111.9 million for the five-week period ended July 4, 2009, a 9% decline compared to net sales of $123.0 million for the five-week period ended July 5, 2008.  Comparable retail sales, which include online sales, declined 12% in June 2009 following an 18% increase for the same period last year. During June 2009, comparable store sales declined 15% in the U.S. and declined 5% in Canada, while online sales increased 17%. The Company noted that in the year ago period, the timing of the summer floor sets and promotions was accelerated due to the early Easter holiday, and the fall preview line was set earlier, which had the effect of shifting a larger portion of second quarter 2008 sales into May and June. The Company reverted to its traditional calendar in 2009.

The Company opened 10 stores during June 2009.

	June		Fiscal Year-to-Date
Net Sales:	2009	2008	2009	2008

- In Millions	$111.9	$123.0	$615.5	$632.6
- Change vs. Year Ago	-9%	+23%	-3%	+16%
Comparable Retail Sales:
- Change vs. Year Ago	-12%	+18%	-3%	+9%

In conjunction with today’s June sales release, you are invited to listen to the Company’s pre-recorded monthly sales call, which will be available beginning at 7:30 a.m. Eastern Time today through Thursday, July 16, 2009.   To access the recording, please visit the Investor Relations section of the Company’s website at http://www.childrensplace.com.

The Children’s Place Retail Stores, Inc. is a leading specialty retailer of children’s merchandise.  The Company designs, contracts to manufacture and sells high-quality, value-priced merchandise under the proprietary “The Children’s Place” brand name.  As of July 4, 2009, the Company owned and operated 936 The Children’s Place stores and an online store at www.childrensplace.com.

This press release (and above referenced call) may contain certain forward-looking statements regarding future circumstances. These forward-looking statements are based upon the Company's current expectations and assumptions and are subject to various risks and uncertainties that could cause actual results to differ materially.  Some of these risks and uncertainties are described in the Company's filings with the Securities and Exchange Commission, including in the “Risk Factors” section of its annual report on Form 10-K for the fiscal year ended January 31, 2009. Included among the risks and uncertainties that could cause actual results, events and performance to differ materially are the risk that the Company will be unsuccessful in gauging fashion trends and changing consumer preferences, and the risks resulting from the highly competitive nature of the Company’s business and its dependence on consumer spending patterns, which may be affected by the downturn in the economy.  Readers (or listeners on the call) are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they were made. The Company undertakes no obligation to release publicly any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The inclusion of any statement in this release does not constitute an admission by the Company or any other person that the events or circumstances described in such statement are material.

CONTACT: The Children’s Place Retail Stores, Inc.
                      Jane Singer, Vice President, Investor Relations, (201) 453-6955
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